Exhibit 10r


                        C. R. BARD, INC.

              Long Term Performance Incentive Plan



1.   Purpose.

     The purpose of the Long Term Performance Incentive Plan (the "Plan") is to further the long-term growth of C. R. Bard, Inc. (the "Company") and its subsidiaries (collectively "Bard") by awarding to a select group of senior management employees, who are responsible for such growth, additional performance related compensation (the "Performance Unit Awards"), thereby stimulating in such individuals an increased desire to render greater service which will contribute to the continued growth and success of Bard.

2.   Performance Units.

     Awards under this Plan shall be granted to an employee designated pursuant to Section 4 hereof in the form of Performance Units, which shall be credited to a Performance Unit Account maintained for such designated employee. A Performance Unit is a quantity for determining and recording participation in the Plan

3.   Effective Date and Term of Plan.

     The Plan shall become effective as of January 1, 1977. The Board of Directors of the Company (the "Board") may at any time terminate or from time to time amend, modify or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of this Plan, except that no amendment, modification or termination of this Plan by the Board shall adversely affect awards theretofore made hereunder.

     The Board shall have the authority in their discretion and from time to time to exchange Performance Units issued under this Plan and held by current employees for Performance Units under successor plans and programs of Bard upon such terms and conditions and for such consideration as the Board in their discretion deem advisable.

4.   Administration.

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board and composed of not less than three members who are non-employee directors of the Company. No member of the Committee, while serving as such, shall be eligible for


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participation in the Plan. Decisions and determinations by the
Committee shall be final and binding upon all parties, including
Bard, shareholders, participants and other employees.

     The Committee shall have the authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Subject to the terms and conditions of the Plan, the Committee shall have, in its sole discretion, the exclusive power to:

     (a)  designate the senior executives of Bard to receive
Performance Unit Awards (the "Participants");

     (b) determine the dollar amount of the award and the number of Performance Units that a Participant is to receive pursuant to the formula set forth in Section 6 hereof; and

     (c) determine the time or times when Performance Unit Awards may be awarded.

5.   Eligibility.

     Participation in the Plan shall be restricted to senior executives (including officers and directors who are employees) of Bard whose performances have a material effect on the earnings and profitability of Bard.

6.   Conversion Formula.

     In order to determine the number of Performance Units included in a specific award, the Committee shall divide the dollar amount of such award by the net book value of a share of the Company's Common Stock, par value $.25 per share (the "Common Stock"), determined from the consolidated balance sheet of the Company as of the end of the fiscal year immediately preceding the fiscal year in which the Performance Unit Award is granted. For the purposes of the Plan, any determination by the Committee of the net book value of a share of Common Stock shall be final.

7.   Vesting Date.

     (a) With respect to each award of Performance Units, 20 per cent of the total number of Performance Units granted shall vest one year from the date on which the award was made (the "Award Date"), an additional 20 per cent shall vest on each of the next three anniversaries of the Award Date and the final 20 per cent shall vest on the fifth anniversary of the Award Date.




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     (b)  Notwithstanding the provisions of subsection (a) above,
(i) upon normal retirement or retirement at an earlier or later age with the consent of the Committee, Change of Control, or permanent disability, a Participant shall become fully vested in all Performance Units credited to his Performance Unit Account and (ii) at death, a Participant's successors shall become fully vested in all Performance Units which would have become vested, assuming continued employment of the Participant, within the one year period commencing on the date of death. No Performance Units shall vest following termination or notice of termination of a Participant's employment except as set forth in this subsection (b).

8.   Payment Date.

     Payment with respect to Performance Units which have become vested in accordance with Section 7 shall be made to a Participant upon termination of employment at the discretion of the Committee either in a lump sum or in any number of equal annual installments over a period of from one to ten years.

9.   Amount of Payment.

     The amount to be paid to any Participant on any payment date shall be the product of the number of vested Performance Units credited to such Participant's Performance Unit Account multiplied by the net book value of a share of Common Stock as determined by the Committee from the consolidated balance sheet of the Company as of the end of the fiscal year immediately preceding termination of employment.

10.  Adjustments to Performance Units.

     In the event of (a) a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offering, merger, consolidation or other like change in the corporate structure or capital stock of the Company, (b) changes in generally accepted principles of accounting, (c) an extraordinary, nonrecurring event, such as a merger or sale or purchase of assets, resulting in an adjustment to the net book value of a share of the Company's Common Stock, which, in the opinion of the Committee, inequitably affects the value of a Performance Unit, or (d) a Change of Control, the Committee shall have the power and authority to make such adjustment, as it may deem appropriate, in the number of Performance Units then credited to a Participant's Performance Unit Account or in the net book value in order to preserve for each Participant rights substantially proportionate to such Participant's rights existing prior to such event, provided however that in the event of a Change of Control in no event shall the net book value be an amount less than the net book value immediately preceding the Change of Control.


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11.  Nontransferability.

     Amounts payable under this Plan shall be transferable only by will or by the laws of descent or distribution. Any attempt to transfer, assign, pledge or encumber amounts payable under this Plan shall be void.

12.  Voting.

     No Participant shall be entitled to any voting rights with respect to any Performance Units credited to his Account.

13.  Dividend Equivalents.

     The Committee shall annually award to each Participant an amount reflective of the cash dividends, if any, paid on the Company's Common Stock (the "Dividend Equivalent") during the current fiscal year, providing such Participant was employed by Bard throughout such fiscal year. A Participant's Dividend Equivalent for a given fiscal year shall be calculated by multiplying the number of Performance Units in a Participant's Performance Unit Account as of the date of payment of the last regular cash dividend, if any, on the Common Stock during such fiscal year by the aggregate cash dividends per share of Common Stock declared and paid during such fiscal year. Dividend Equivalent for each Participant shall be paid in cash to each Participant prior to the end of the fiscal year for which such Dividend Equivalent was calculated.

14.  Change of Control.

     Change of Control shall occur if a change of control of the nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K as in effect on the date hereof pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, provided that, without limitation, a "Change of Control" shall be deemed to have occurred if (a) the beneficial ownership at any time hereafter by any person, as defined herein, of capital stock of the Company, the voting power of which constitutes 20% or more of the general voting power of all of the Company's outstanding capital or (b) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Board" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporations's shareholders, was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the

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Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of "Change of Control", the following definitions shall be applicable:

     (i) The term "person" shall mean any individual, group, corporation or other entity.

     (ii) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company:

           (A) which that person owns directly, whether or not of record, or

           (B) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

           (C) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an "affiliate" or "associate" (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of that person or

           (D) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his "affiliate" or "associate" (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company,

     (iii) The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (ii) (B), (C) and (D), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

     (iv)  Shares of capital stock, if any, held by The Chase
           Manhattan Bank  N.A.  under the Indenture and the Escrow

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           Agreement dated as of November 1, 1971 between
           International Paper Company and said bank shall not be deemed owned by International Paper Company or by said bank for purposes of this Plan, so long as they are held by said bank under said Escrow Agreement, but said shares shall be deemed outstanding for the purposes of determing the aggregate number of outstanding shares of capital stock of the ComPany.

15.  Miscellaneous.

     (a) Nothing contained in the Plan shall be construed to: (i) give any employee any right to be offered participation in the Plan other than in the sole discretion of the Committee, (ii) give any Participant any rights whatsoever with respect to shares of Common Stock of the Company, (iii) entitle any Participant, with respect to one Performance Unit Award, to any future award without specific designation by the Committee, (iv) limit in any way the right of Bard to terminate a Participant's employment at any time or (v) be evidence of any agreement or understanding, express or implied, that Bard will employ a Participant in any particular position or at any particular rate of remuneration.

     (b) The value of any award granted or delivered to a Participant or dividend equivalents under this Plan shall not enter in any way into the computation of such Participant's compensation for the purpose of any insurance, retirement or other employee benefit plan of Bard.

     (c) Bard shall have the right to deduct and withhold from all payments such amounts as are required by applicable federal and state tax laws.




December, 1987















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